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                                                                 Exhibit 3.1 (d)


                             CERTIFICATE OF CHANGE

                                      OF

                               MALLINCKRODT INC.

              Under Section 805-A of the Business Corporation Law


          FIRST: The name of the corporation is Mallinckrodt Inc.

          SECOND: The certificate of incorporation of the corporation was filed by the Department of State on June 14, 1909, under the original name International Agricultural Corporation.

          THIRD: The certificate of incorporation of the corporation is hereby changed, pursuant to the authorization of the Board of Directors of the corporation, so as to change the post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him and to change the designation of registered agent. To accomplish said changes:

          (a) The following statement of said post office address to which the Secretary of State shall mail a copy of process is substituted:

          "The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is c/o Corporation Service Company, 80 State Street, Albany, New York 12207-2543."

          (b) The following statement of designation of registered agent is substituted:

          "The name and address of the registered agent of the corporation are Corporation Service Company, 80 State Street, Albany New York 12207-2543. Said registered agent is to be the agent upon which process against the corporation may be served."

     Signed on April 11, 2000.


     /s/ Frank A. Voltolina
     -----------------------------
     Frank A. Voltolina Vice Pres./Treas.